Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FAT Brands Inc. of our report dated February 24, 2023, relating to the consolidated financial statements of FAT Brands Inc., appearing in the Annual Report on Form 10-K of FAT Brands Inc. for the fiscal year ended December 25, 2022.

/s/ Baker Tilly US, LLP

Los Angeles, CA

February 24, 2023